SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )


                               Hudson Hotels Corp.

              (formerly, Microtel Franchise & Development Corp.)
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   443794102
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                                Page 1 of 7 Pages

CUSIP NO.  443794102                      13G      Page 2 of 7 Pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OppenheimerFunds, Inc.
       I.R.S. NO. 13-2527171
------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       -------------------------------------------------------------
                 A
                      -------------

                 B    X
                      -------------

------           ---- -------------  -------------
3      SEC USE ONLY


------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Colorado

------ -------------------------------------------------------------------------
NUMBER OF        5    SOLE VOTING POWER
SHARES                0
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
       --------- ---- ----------------------------------------------------------
       6         SHARED VOTING POWER
                 0
       --------- ---------------------------------------------------------------
       7         SOLE DISPOSITIVE POWER
                 0
       --------- ---------------------------------------------------------------
       8         SHARED DISPOSITIVE POWER
                 1,000,000
       ---------      -------------  -------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,000,000
                      -------------  -------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                      -------------  -------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       16.25%
                      -------------  -------------
12     TYPE OF REPORTING PERSON*
       IA
------ ---------      -------------  -------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 443794102                       13G      Page 3 of 7 Pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Oppenheimer Bond Fund For Growth
       I.R.S. No. 16-6289311


------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       -------------------------------------------------------------
                 A
                      -------------

                 B    X
                      -------------

------           ---- -------------  -------------
3      SEC USE ONLY


------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Massachusetts


------ -------------------------------------------------------------------------
NUMBER OF        5    SOLE VOTING POWER
SHARES                1,000,000
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
       --------- ---- ----------------------------------------------------------
       6         SHARED VOTING POWER
                 0
       --------- ---------------------------------------------------------------
       7         SOLE DISPOSITIVE POWER
                 0
       --------- ---------------------------------------------------------------
       8         SHARED DISPOSITIVE POWER
                 1,000,000
       ---------      -------------  -------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,000,000
                      -------------  -------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                      -------------  -------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       16.25%
                      -------------  -------------
12     TYPE OF REPORTING PERSON*
       IV
------ ---------      -------------  -------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934



Item 1(a)           Name of Issuer:
                    Hudson  Hotels  Corp.   (formerly   Microtel  Franchise  &
Development Corp.)

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    One Airport Way
                    Suite 200
                    Rochester, NY 14624

Item 2(a)           Name of Person Filing:
                    OppenheimerFunds, Inc.

Item 2(b)           Address of Principal Business Office:
                       Two World Trade Center, Suite 3400
                          New York, New York 10048-0203

Item 2(c)           Citizenship:
                    Inapplicable

Item 2(d)           Title of Class of Securities:
                    Common Stock

Item 2(e)           CUSIP Number:
                    443794102

Item 3(e)            X  Investment  Adviser  registered  under  Section 203 of
                    ---
                        the Investment
                        Advisers Act of 1940

Item 4(a)           Amount Beneficially Owned:   1,000,000 shares*

Item 4(b)           Percent of Class: 16.25%

Item 4(c)(i)        Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)       Shared power to vote or to direct the vote - 0

Item 4(c)(iii)      Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv)       Shared power to dispose or to direct the  disposition of -
                     1,000,000 shares*
------------
* Reflects the number of common shares of Issuer that will be received upon conversion of the convertible bond held by Oppenheimer Bond Fund For Growth.


                                Page 4 of 7 Pages

Item 5              Ownership to Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: ___

Item 6              Ownership  of More than Five  Percent on Behalf of Another
                    ----------------------------------------------------------
                    Person:
                    See Exhibit A hereto

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security
                    Being Reported on By the Parent Holding Company:
                    Inapplicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------
                    Inapplicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------
                    Inapplicable

Item 10             Certification:
                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:               February 9, 1998

Signature:          /s/ Merryl Hoffman

Name/Title:         Merryl Hoffman, Vice President


                                Page 5 of 7 Pages

                                    EXHIBIT A



     The Board of Directors or Trustees of the registered investment companies managed by OppenheimerFunds, Inc.("OFI") and owning shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Board of Directors or Trustees of such fund has delegated these responsibilities to OFI as the fund's investment advisor under its investment advisory agreement. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Bond Fund For Growth, as disclosed on pages 3 and 4 hereof. OFI disclaims ownership of such securities, except as expressly stated herein.


                                Page 6 of 7 Pages

                                    EXHIBIT B

     The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G being filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the Common Stock of Hudson Hotels Corp., is filed on behalf of the undersigned.


Date: February 9, 1998


                                            Oppenheimer Bond Fund For Growth


                                            By:  /s/ Robert G. Zack


                                                Robert G. Zack
                                                Assistant Secretary



siegel\hudson.#2




                                Page 7 of 7 Pages